NEWS RELEASE
FOR IMMEDIATE RELEASE
July 29, 2020
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS THIRD QUARTER FISCAL YEAR 2020 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended June 30, 2020. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which will be filed with the Securities and Exchange Commission ("SEC") on or about August 7, 2020 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:
•net income of $19.5 million;
•basic and diluted earnings per share of $0.14;
•net interest margin of 2.07%;
•annualized deposit growth of 20.4%;
•paid dividends of $11.7 million, or $0.085 per share; and
•on July 23, 2020, announced a cash dividend of $0.085 per share, payable on August 21, 2020 to stockholders of record as of the close of business on August 7, 2020.

Impact of the Coronavirus Disease 2019 ("COVID-19") Pandemic During the Current Quarter

During the current quarter, the COVID-19 pandemic continued to have an impact on our customers, employees, and business operations. Management's actions related to COVID-19 and the impact of COVID-19 on certain aspects of the Company's business are summarized below.
Bank operations - In mid-March 2020, preventative health measures were put in place including elimination of business-related travel, implementing mandatory work from home for all employees able to do so, social distancing precautions for all employees in Bank offices, and preventative cleaning at offices and branches. Lobby services were limited to appointment only while drive-through, mobile, and online banking became the Bank's primary channels of serving customers. Retail loan closings have been conducted with customers coming to our drive-through facilities and commercial loans have been closed in person only when necessary. All employees continue to be paid their regular salary and receive full benefits. In mid-May 2020, lobbies reopened with limitations on the number of customers in a branch at one time. We also implemented operational measures to promote social distancing when customers visit branches and installed sneeze guards. There are several other precautions being taken at our locations such as extra cleaning in high traffic/touch areas and providing locations with additional cleaning supplies, hand sanitizer and masks. In early June 2020, back-office employees started to return to the office in phases. Due to the increase in COVID-19 cases in late June into July 2020, management rolled back the changes to the lobbies that occurred mid-May and adjusted the return to office phases, where necessary, for back-office employees. Our lobby services are now again by appointment only. Management continues to monitor COVID-19 cases and will reopen lobbies when we believe it is appropriate to do so.

Loan modification programs - In late March 2020, the Bank announced loan modification programs to support and provide relief for its borrowers during the COVID-19 pandemic. Generally, loan modifications under these programs ("COVID-19 loan modifications") for one- to four-family loans and consumer loans consist of a three-month payment forbearance of principal, interest and, in some cases, escrow.  COVID-19 loan modifications of commercial loans mainly consist of a six-month interest-only payment period. The Bank's COVID-19 loan modifications have not been deemed troubled debt restructurings per current accounting principles generally accepted in the United States of America ("GAAP").
As of June 30, 2020, the Bank had processed COVID-19 loan modifications for 896 one- to four-family loans totaling $233.4 million, for which the borrowers had a weighted average credit score of 733, and 94 consumer loans totaling $2.6 million.  Included in these one- to four-family and consumer loan totals are 135 loans with a combined balance of $32.2 million for which the borrowers have requested additional assistance, generally another three-month payment forbearance, and the Bank either completed or was in the process of completing a second modification as of July 20, 2020. During the month of July 2020, the Bank completed or was in the process of completing a first modification for an additional $4.8 million of one- to four-family and consumer loans.

As of June 30, 2020, the Bank had processed COVID-19 loan modifications for 229 commercial loans with a combined gross loan amount of $392.8 million, which includes undisbursed amounts.  Included in these totals are six loans with a combined gross loan amount, including undisbursed funds, of $30.6 million for which the borrowers have requested an additional three months of payment deferrals and the Bank was in the process of completing the second modification as of July 20, 2020. The Bank is currently in the process of completing a first modification for one additional commercial loan for $19.2 million.

Small Business Administration ("SBA") Payroll Protection Program ("PPP") loans - As of June 30, 2020, the Bank had originated and funded 700 PPP loans totaling $42.6 million, with a median loan amount of $21 thousand, and received origination fees totaling $1.8 million associated with these loans. These loans are fully guaranteed by the SBA. The program ended June 30, 2020, but was extended on July 6, 2020 through August 8, 2020. Through July 20, 2020, the Bank had originated an additional $520 thousand in PPP loans. The Bank continues to accept applications for PPP loans.

Correspondent loan activity - In an effort to manage the influx of refinance requests from current customers in our local markets during the initial days of the COVID-19 pandemic, the Bank suspended accepting new applications for correspondent one- to four-family loans in mid-March 2020. Correspondent applications and commitments in the pipeline at the time of the suspension continued to progress through the approval and funding process. In mid-June 2020, the Bank resumed accepting new applications for correspondent one- to four-family loans.

Capital, liquidity, and dividends - Management performed stress test scenarios during April 2020. Based on the Company's existing capital levels, deposit inflows, loan underwriting policies, loan concentration, and geographical diversification, no liquidity or capital concerns were identified as a result of the stress tests. Management anticipates being able to manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain well capitalized with sufficient liquidity to serve our customers.

Deposit balances have increased due primarily to the economic stimulus payments and PPP loans. As a result, management is currently faced with the challenge of excess liquidity. Due to the nature of deposit cash flows, management does not know how long the excess liquidity will be retained. As such, management has elected, for the time being, to reduce the Bank's level of borrowings using the excess liquidity from the deposit portfolio.

With earnings of $0.34 per share, year-to-date, and a cash balance at the holding company level of $89.0 million, the Company has the resources to continue to pay its regular quarterly dividend of $0.085 per share for the foreseeable future. Given the state of economic uncertainty and how that may play out with the credit risk exposure in the Bank's loan portfolio, the Company elected to defer the annual True Blue dividend in June 2020 and did not ask for a regulatory non-objection to move capital from the Bank to the Company to pay that dividend. It is management's intent to ask for a regulatory non-objection at some point in the future and to pay this dividend when economic conditions are more certain. It remains the Company's intent to pay out 100% of its earnings.

Comparison of Operating Results for the Three Months Ended June 30, 2020 and March 31, 2020

For the quarter ended June 30, 2020, the Company recognized net income of $19.5 million, or $0.14 per share, compared to net income of $4.3 million, or $0.03 per share, for the quarter ended March 31, 2020. The increase was due primarily to recording a $22.1 million provision for credit losses during the prior quarter, and no provision for credit losses in the current quarter. This was partially offset by an increase in income tax expense and a decrease in net interest income compared to the prior quarter. The net interest margin decreased 12 basis points, from 2.19% for the prior quarter to 2.07% for the current quarter. The decrease in the net interest margin was due mainly to a decrease in the loan portfolio yield, specifically the yield on the correspondent one- to four-family loan portfolio due to an increase in premium amortization as result of an increase in payoff activity.

Markets responded to the COVID-19 pandemic in many ways, with a dramatic lowering of interest rates in a short period of time having the most impact on the operations and performance of the Bank. With the pandemic impacting the United States later in the March 2020 quarter, the opportunity to fully respond in that quarter was somewhat limited. Since the onset of the pandemic, the Bank lowered its offered rates on deposits and restructured its borrowings. We have lowered offered rates on all retail deposit products except checking and savings accounts. Changes in the rates paid on money market accounts have an immediate impact on the cost of our deposits, while the impact of reducing rates offered on our certificate of deposit products lower the cost of deposits only as higher-costing certificates of deposit reprice lower when they mature. During the prior quarter, the Bank was able to restructure the cost of $350.0 million of its Federal Home Loan Bank Topeka ("FHLB") advances by lowering their cost 72 basis points. During the current quarter, we realized the full benefit of that restructuring. As the Bank further monitors rates offered and the cost of borrowings, we anticipate that the average cost of our interest-bearing liabilities will continue to decrease.

During late February and through much of March, rates offered on our one- to four-family loan products increased in order to control the volume of loans the Bank could process. During the current quarter, the offered rates on our one- to four-family loans decreased along with local market rates, but our ability to process the loan volumes was maintained. Given current rates offered on new loans and the recent volume of one- to four-family refinances and endorsements of terms to lower current market rates, the yield on the total loan portfolio is likely to continue to decrease. Additionally, with significant cash inflows realized due to securities being called and prepayments on mortgage-backed securities ("MBS") increasing, the yields on reinvested funds into new securities are lower than the portfolio yield.

Considering the drastic changes in market rates and the ongoing economic uncertainty, even with the changes the Bank has made to its cost of funding, with the lower rates on new mortgage loans, refinances, endorsements and new securities also at lower rates, our net interest margin could continue to decrease with further downside risk as a result of high levels of prepayments and premium amortization on correspondent loans, as was experienced during the current quarter.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 23 basis points, from 3.55% for the prior quarter to 3.32% for the current quarter, while the average balance of interest-earning assets increased $78.0 million between the two periods. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$66,652	$69,613	$(2,961)	(4.3)%
MBS	5,616	5,866	(250)	(4.3)
FHLB stock	1,207	1,714	(507)	(29.6)
Investment securities	847	1,382	(535)	(38.7)
Cash and cash equivalents	59	380	(321)	(84.5)
Total interest and dividend income	$74,381	$78,955	$(4,574)	(5.8)

The weighted average yield on the loans receivable portfolio decreased 17 basis points, from 3.72% for the prior quarter to 3.55% for the current quarter, due mainly to a $2.1 million increase in premium amortization related to correspondent loans as a result of an increase in payoff activity. The decrease in interest income on the MBS portfolio and the investment securities portfolio was due primarily to the purchase of securities at market rates lower than the existing portfolios. The decrease in dividend income on FHLB stock was due mainly to a reduction in the dividend rate paid by FHLB compared to the prior quarter. The decrease in interest income on cash and cash equivalents was due mainly to a decrease in the yield earned on cash held at the Federal Reserve Bank of Kansas City ("FRB of Kansas City").

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased 14 basis points, from 1.55% for the prior quarter to 1.41% for the current quarter, while the average balance of interest-bearing liabilities increased $121.2 million between the two periods. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$16,533	$17,804	$(1,271)	(7.1)%
Borrowings	11,561	12,483	(922)	(7.4)
Total interest expense	$28,094	$30,287	$(2,193)	(7.2)

The decrease in interest expense on deposits was due to a decrease in the weighted average rate paid on money market accounts, wholesale certificates of deposit, and retail/business certificates of deposit, partially offset by an increase in the average balance of deposits. Management generally reduced deposit offer rates throughout the quarter as discussed above.

The decrease in interest expense on borrowings was due primarily to a full quarter impact of the replacement of certain FHLB advances at lower market rates. During the prior quarter, the Bank prepaid fixed-rate FHLB advances totaling $350.0 million with a weighted average rate of 2.42%, and replaced these advances with $350.0 million of fixed-rate FHLB advances with a weighted average term of 4.7 years and a weighted average effective rate of 1.70%, which includes the impact of deferred prepayment penalties being recognized over the life of the new advances. Additionally, the Bank reduced the usage of its FHLB line of credit compared to the prior quarter, and did not replace a $100 million FHLB advance, at a rate of 1.61%, that matured during the current quarter.

Provision for Credit Losses
The Bank did not record a provision for credit losses during the current quarter, compared to a provision for credit losses during the prior quarter of $22.1 million. The $22.1 million provision for credit losses in the prior quarter was in recognition of the deterioration of economic conditions as a result of the COVID-19 pandemic. There was significant deterioration of economic conditions at March 31, 2020 due to the COVID-19 pandemic which carried into the June 30, 2020 quarter. There was no deterioration in credit quality indicators, such as loan delinquencies, asset classification and credit scores, during the current quarter. Loans 30 to 89 days delinquent were 0.20% of total loans at June 30, 2020 and 0.24% of total loans at March 31, 2020. Loans 90 days or more delinquent or in foreclosure were 0.12% of total loans at June 30, 2020 and 0.10% of total loans at March 31, 2020. The allowance for credit losses ("ACL") to loans receivable ratio was 0.42% at both June 30, 2020 and March 31, 2020. See additional discussion regarding management's evaluation of the adequacy of the Bank's ACL at June 30, 2020 in the Financial Condition section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,539	$2,783	$(244)	(8.8)%
Insurance commissions	671	400	271	67.8
Other non-interest income	1,229	1,488	(259)	(17.4)
Total non-interest income	$4,439	$4,671	$(232)	(5.0)

The decrease in deposit service fees was due mainly to a decrease in service charge income as a result of a decrease in consumer activity stemming primarily from the COVID-19 pandemic.  The increase in insurance commissions was due primarily to the receipt of annual contingent insurance commissions and adjustments to the related accruals during the prior quarter, and no such adjustments during the current quarter. Contingent insurance commissions are performance-based incentives based on certain criteria established by the insurance carriers. These commissions are accrued based on management's expectations and are adjusted when the funds are received. The decrease in other non-interest income was due primarily to a decrease in income associated with interest rate swap collateral, a decrease in commercial loan late fees, and a decrease in income from bank-owned life insurance ("BOLI") resulting from a decrease in yield on the Bank's BOLI policies.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,059	$13,235	$(176)	(1.3)%
Information technology and related expense	4,285	4,268	17	0.4
Occupancy, net	3,556	3,449	107	3.1
Regulatory and outside services	1,548	1,297	251	19.4
Advertising and promotional	1,004	1,359	(355)	(26.1)
Deposit and loan transaction costs	697	678	19	2.8
Office supplies and related expense	475	592	(117)	(19.8)
Federal insurance premium	287	—	287	N/A
Other non-interest expense	1,253	1,286	(33)	(2.6)
Total non-interest expense	$26,164	$26,164	$—	—

The increase in regulatory and outside services was due primarily to the timing of external audit services. The decrease in advertising and promotional expenses was due mainly to adjustments in advertising schedules and postponements of campaigns that were currently in-progress as a result of the COVID-19 pandemic. The increase in the federal insurance premium was due mainly to the Bank recognizing a federal insurance premium accrual as the remaining assessment credit from the Federal Deposit Insurance Corporation ("FDIC") was utilized during the current quarter. We anticipate the federal insurance premium for the fourth quarter of fiscal year 2020 will be approximately $620 thousand, or $333 thousand higher than the current quarter.

The Company's efficiency ratio was 51.58% for the current quarter compared to 49.05% for the prior quarter. The change in the efficiency ratio was due primarily to lower net interest income in the current quarter compared to the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value indicates that the financial institution is generating revenue with a proportionally higher level of expense.

Income Tax Expense
Income tax expense was $5.1 million for the current quarter, compared to $824 thousand for the prior quarter. The effective tax rate was 20.7% for the current quarter compared to 16.2% for the prior quarter. The effective tax rate was higher in the current quarter due primarily to the Company's permanent differences, which generally lower our income tax expense, having a proportionately smaller impact given the higher pretax income in the current quarter compared to the prior quarter. Management anticipates the effective income tax rate for the fourth quarter of fiscal year 2020 will be approximately 21%, resulting in an effective tax rate of approximately 20% for fiscal year 2020.

Comparison of Operating Results for the Nine Months Ended June 30, 2020 and 2019

The Company recognized net income of $46.3 million, or $0.34 per share, for the nine-month period ended June 30, 2020 compared to net income of $71.8 million, or $0.52 per share, for the nine-month period ended June 30, 2019. The decrease in net income was due primarily to a $21.9 million increase in provision for credit losses and a decrease in net interest income, partially offset by a decrease in income tax expense.

Net interest income decreased $12.9 million, or 8.3%, from the prior year period to $143.7 million for the current year period. The net interest margin decreased 15 basis points, from 2.30% for the prior year period to 2.15% for the current year period. The leverage strategy was suspended at certain times during the prior year period and during all of the current year period due to the negative interest rate spreads between the related FHLB borrowings and cash held at the FRB of Kansas City, making the transaction unprofitable. See additional discussion regarding the leverage strategy in the Financial Condition section below. When the leverage strategy is in place, it increases our net interest income but reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. Excluding the effects of the leverage strategy, the net interest margin would have decreased 17 basis points, from 2.32% for the prior year period to 2.15% for the current year period. The decrease in the net interest margin, excluding the effects of the leverage strategy, was due mainly to an increase in the cost of retail/business certificates of deposit, as well as a decrease in the loan portfolio yield, specifically the yield on the correspondent one- to four-family loan portfolio.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 13 basis points, from 3.61% for the prior year period to 3.48% for the current year period, and the average balance of interest-earning assets decreased $165.9 million. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have decreased 14 basis points, from 3.62% for the prior year period to 3.48% for the current year period, and the average balance of interest-earning assets would have decreased $89.0 million. The decrease in the weighted average yield between periods was due primarily to a decrease in the loan portfolio yield. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$206,179	$213,863	$(7,684)	(3.6)%
MBS	17,584	19,437	(1,853)	(9.5)
FHLB stock	4,747	5,667	(920)	(16.2)
Investment securities	3,736	4,781	(1,045)	(21.9)
Cash and cash equivalents	1,126	2,921	(1,795)	(61.5)
Total interest and dividend income	$233,372	$246,669	$(13,297)	(5.4)

The decrease in interest income on loans receivable was due mainly to a decrease in yield resulting from a $4.3 million increase in the amortization of premiums on correspondent loans related to increases in payoff and endorsement activity. This was partially offset by a shift in the mix of the loan portfolio, as the average balance of lower-yielding one- to four-family loans decreased $155.4 million, or 2.3%, partially offset by a $91.2 million, or 13.3%, increase in the average balance of higher-yielding commercial loans. The weighted average yield on the loans receivable portfolio decreased 11 basis points, from 3.78% for the prior year period to 3.67% for the current year period.

The decrease in interest income on the MBS portfolio was due primarily to a $60.4 million, or 6.1%, decrease in the average balance of the portfolio due to not reinvesting all the cash flows from the portfolio, along with a 10 basis point decrease in the weighted average yield to 2.52% in the current year period. The decrease in dividend income on FHLB stock was due mainly to a decrease in the dividend rate paid by FHLB. The decrease in interest income on cash and cash equivalents was due primarily to the leverage strategy being in place for a portion of the prior year period and not being in place during the current period, along with a decrease in the yield earned on cash held at the FRB of Kansas City. See additional discussion regarding the leverage strategy in the Financial Condition section below. The decrease in interest income on investment securities was due mainly to calls and maturities either being replaced at lower market rates or not being replaced.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased one basis point, from 1.51% for the prior year period to 1.52% for the current year period, while the average balance of interest-bearing liabilities decreased $85.5 million. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased two basis points, from 1.50% for the prior year period to 1.52% for the current year period, while the average balance of interest-bearing liabilities would have decreased $8.6 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$52,299	$48,730	$3,569	7.3%
Borrowings	37,421	41,360	(3,939)	(9.5)
Total interest expense	$89,720	$90,090	$(370)	(0.4)

The increase in interest expense on deposits was due to an increase in the cost of the retail/business certificate of deposit portfolio. The weighted average rate of the retail/business certificate of deposit portfolio increased 20 basis points, to 2.08% for the current year period, and the average balance increased $194.7 million, or approximately 8%. Late in the third quarter of fiscal year 2019, the Bank increased offered rates on short-term and certain intermediate-term certificates of deposit in an effort to encourage customers to move funds to those terms. During the fourth quarter of fiscal year 2019, the Bank held the unTraditional campaign, resulting in growth in the short-term and certain intermediate-term certificates of deposit.

The borrowings line item in the table above includes interest expense associated and not associated with the leverage strategy. Interest expense on borrowings not related to the leverage strategy decreased $2.6 million from the prior year period due primarily to a decrease in the average balance of such borrowings, as certain maturing FHLB advances were not renewed and the Bank paid down its FHLB line of credit. Interest expense on FHLB borrowings associated with the leverage strategy decreased $1.4 million from the prior year period due to the leverage strategy being in place for a portion of the prior year period and not being in place at all during the current year period.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current period of $22.3 million, compared to $450 thousand during the prior year period. The $22.3 million provision for credit losses in the current period was primarily related to the deterioration of economic conditions as a result of COVID-19. See additional discussion regarding management's evaluation of the adequacy of the Bank's ACL at June 30, 2020 in the Financial Condition section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$8,384	$9,581	$(1,197)	(12.5)%
Insurance commissions	1,762	2,072	(310)	(15.0)
Other non-interest income	4,468	4,446	22	0.5
Total non-interest income	$14,614	$16,099	$(1,485)	(9.2)

The decrease in deposit service fees was due mainly to the discontinuation of point-of-sale service charges, which the Bank ceased charging in April 2019, along with a decrease in service charge income due primarily to a decrease in consumer activity as a result of the COVID-19 pandemic. The decrease in insurance commissions was due primarily to a decrease in the amount of annual contingent insurance commissions.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$39,765	$39,205	$560	1.4%
Information technology and related expense	12,694	13,535	(841)	(6.2)
Occupancy, net	10,212	9,768	444	4.5
Regulatory and outside services	4,188	4,247	(59)	(1.4)
Advertising and promotional	3,773	3,597	176	4.9
Deposit and loan transaction costs	2,086	1,882	204	10.8
Office supplies and related expense	1,586	1,884	(298)	(15.8)
Federal insurance premium	287	1,787	(1,500)	(83.9)
Other non-interest expense	4,237	4,709	(472)	(10.0)
Total non-interest expense	$78,828	$80,614	$(1,786)	(2.2)

The decrease in information technology and related expense was due mainly to the prior year period including costs related to the integration of the operations of Capital City Bancshares, Inc. ("CCB"), which the Company acquired in August 2018. The decrease in the federal insurance premium was due mainly to the Bank using an assessment credit from the FDIC during the majority of the current period. The decrease in other non-interest expense was due primarily to a decrease in debit card fraud losses, as well as a decrease in amortization of deposit intangibles.

The Company's efficiency ratio was 49.81% for the current period compared to 46.68% for the prior year period. The change in the efficiency ratio was due to lower net interest income in the current period compared to the prior year period.

Income Tax Expense
Income tax expense was $10.9 million for the current period compared to $19.8 million for the prior year period. The decrease in income tax expense was due primarily to lower pretax income in the current period. The effective tax rate was 19.0% for the current period compared to 21.6% for the prior year period. The lower effective tax rate in the current period compared to the prior year period was due mainly to the Company's permanent differences, which generally lower our tax expense, having a proportionately larger impact given the lower pretax income in the current year period. Additionally, a discrete benefit was recognized during the current period as a result of favorable federal tax guidance issued during the current period related to certain BOLI policies added in the CCB acquisition.

Financial Condition as of June 30, 2020
The Federal Reserve, in response to economic risks resulting from the COVID-19 pandemic, returned to a zero-interest rate policy in March 2020. This was after most broader market rates decreased significantly in response to evolving news about COVID-19. Deteriorating economic conditions included more than 20 million people becoming unemployed in the United States in one month's time, with more than 45 million in total filing for unemployment benefits, along with immediate reductions in consumer spending on almost all categories of purchases except groceries and staples, and closure or significantly reduced operations of restaurants, bars, airlines, hotels, and entertainment and hospitality venues, among others, and had a devastating impact on the economy. Since that time, many areas of consumer spending rebounded during May and June, generally locally and not related to travel and entertainment. In the Bank's local markets, governments put stay-at-home orders into effect which only allow for essential businesses to remain open. Many of these stay-at-home orders have been lifted or greatly reduced. As previously described, we adjusted our operations in response to the orders and have worked with both our retail and commercial customers to help them manage their debt during this period of economic uncertainty as our regulators or the Coronavirus Aid, Relief, and Economic Security ("CARES") Act have allowed. Given the current level of the Company's total assets and the economic and interest rate environment, it is unlikely that the total loan portfolio will increase materially during the remainder of fiscal year 2020. We have been responding and expect to continue to respond to local market conditions regarding the loan and deposit rates we offer. There is increasing concern about the longer lasting impact on local business as well as travel and entertainment resulting from the COVID-19 pandemic. This could cause a longer recovery time for all sectors of the economy and could make it challenging for sectors that have had better recoveries to maintain that recovery in the long run.

Total assets were $9.56 billion at June 30, 2020, an increase of $187.6 million, or 2.0%, from March 31, 2020, due to an increase in cash and cash equivalents, partially offset by a decrease in loans receivable. The increase in cash and cash equivalents was due mainly to deposit growth as discussed below. Management elected to keep a higher balance of cash on hand due to the uncertainty surrounding the current economic environment, and in anticipation of paying off certain fixed-rate borrowings scheduled to mature during the fourth quarter of fiscal year 2020, depending on deposit cash flows. Total loans were $7.39 billion at June 30, 2020, a decrease of $88.7 million, or 1.2%, from March 31, 2020. The decrease was mainly in the one- to four-family correspondent loan portfolio, partially offset by an increase in commercial and industrial loans due primarily to the origination of PPP loans. As noted above, we suspended accepting new applications for correspondent one- to four-family loans during the majority of the current quarter. During the current quarter, the Bank originated and refinanced $270.0 million of one- to four-family and consumer loans with a weighted average rate of 3.19% and purchased $129.0 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.18%. The Bank also originated $68.5 million of commercial loans with a weighted average rate of 2.23%, which included $42.6 million in PPP loans at a rate of 1.00%, and entered into commercial real estate loan participations of $65.2 million at a weighted average rate of 3.95%.

Total deposits were $6.07 billion at June 30, 2020, an increase of $295.1 million, or 5.1%, from March 31, 2020. The increase was primarily in non-maturity deposits, including a $148.5 million increase in checking accounts and a $112.0 million increase in money market accounts. The increase in deposits was due in part to Economic Impact Payments from the U.S. government to individuals as authorized by the CARES Act, and deposits from PPP loans, along with commercial deposit growth and a delay in federal income tax payment due dates from April 15 to July 15.

Total assets increased $218.8 million, or 2.3% from September 30, 2019 to June 30, 2020, due mainly to an increase in cash and cash equivalents due to deposit growth. Total loans decreased $28.7 million from September 30, 2019 to June 30, 2020. The decrease was primarily in the one- to four-family correspondent and bulk loans, partially offset by an increase in commercial real estate and commercial and industrial loans. During the current year period, the Bank originated and refinanced $720.0 million of one- to four-family and consumer loans with a weighted average rate of 3.37% and purchased $382.1 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.34%. The Bank also originated $136.1 million of commercial loans with a weighted average rate of 3.43% and entered into commercial real estate loan participations of $93.6 million at a weighted average rate of 4.16%. The commercial loan portfolio totaled $812.3 million at June 30, 2020 and was composed of 77% commercial real estate, 12% commercial and industrial, and 11% commercial construction. Total commercial real estate and commercial construction potential exposure, including undisbursed amounts and outstanding commitments totaling $154.5 million, was $867.1 million at June 30, 2020. Total commercial and industrial potential exposure, including undisbursed amounts and outstanding commitments of $22.4 million, was $122.2 million at June 30, 2020.

Total deposits increased $487.8 million, or 8.7%, from September 30, 2019 to June 30, 2020. Non-maturity deposits increased $442.3 million, including a $220.8 million increase in checking accounts, a $122.0 million increase in money market accounts, and a $99.4 million increase in savings accounts. See the deposit growth discussion above for more details. Retail/business certificates of deposit increased $51.9 million due primarily to the President's Day certificate of deposit campaign in February 2020.

Total borrowings at June 30, 2020 were $1.99 billion, a decrease of $250.9 million, or 11.2%, from September 30, 2019. The decrease was due to not renewing a portion of the FHLB advances that matured during the current year period and repaying the FHLB line of credit balance.

Stockholders' equity was $1.30 billion at June 30, 2020 compared to $1.34 billion at September 30, 2019. The $35.8 million decrease was due primarily to the payment of $82.1 million in cash dividends, partially offset by net income of $46.3 million during the current year period. In the long run, management considers a Bank stockholders' equity to total assets ratio of at least 10% an appropriate level of capital. At June 30, 2020, this ratio was 12.2%. The cash dividends paid during the current period totaled $0.595 per share and consisted of a $0.34 per share cash true-up dividend related to fiscal year 2019 earnings, paid in December 2019, per the Company's dividend policy, and three regular quarterly cash dividends totaling $0.255 per share. On July 23, 2020, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.7 million, payable on August 21, 2020 to stockholders of record as of the close of business on August 7, 2020.

At times, the Bank has utilized a leverage strategy to increase earnings. The leverage strategy involves borrowing up to $2.10 billion either on the Bank's FHLB line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings are repaid at quarter end, or earlier if the strategy is suspended. The proceeds from the borrowings, net of the required FHLB stock holdings, are deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $14 thousand during the prior year nine-month period. The leverage strategy was not in place during the current nine-month period, due to the large negative interest rate spread making the strategy unprofitable.

Management continues to monitor the net interest rate spread and overall profitability of the strategy. It is expected that the strategy will be reimplemented if it reaches a position that is profitable.

At June 30, 2020, Capitol Federal Financial, Inc., at the holding company level, had $89.0 million on deposit at the Bank. For fiscal year 2020, it is currently the intent of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

The Company has authorized the repurchase of up to $70.0 million of its common stock under its stock repurchase plan. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. There is no expiration for this repurchase plan and no shares have been repurchased under this repurchase plan.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	June 30,	September 30,	June 30,
	2020	2019	2019
	(Dollars in thousands)
Stockholders' equity	$1,300,520	$1,336,326	$1,327,099
Equity to total assets at end of period	13.6%	14.3%	14.3%

The following table presents a reconciliation of total to net shares outstanding as of June 30, 2020.

Total shares outstanding	141,511,716
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,450,111)
Net shares outstanding	138,061,605

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. In September 2019, the regulatory agencies, including the Office of the Comptroller of the Currency and Board of Governors of the Federal Reserve System, adopted a final rule, effective January 1, 2020, creating a community bank leverage ratio ("CBLR") for institutions with total consolidated assets of less than $10 billion and that meet other qualifying criteria. The CBLR provides for a simple measure of capital adequacy for qualifying institutions. According to the final rule, qualifying institutions that elect to use the CBLR framework and that maintain a leverage ratio of greater than 9% will be considered to have satisfied the generally applicable risk-based and leverage capital requirements in the regulatory agencies' capital rules and to have met the well-capitalized ratio requirements. In April 2020, the federal bank regulatory agencies announced the issuance of two interim final rules, effective immediately, to provide temporary relief to community banking organizations. Under the interim final rules, the CBLR requirement is a minimum of 8% for the remainder of calendar year 2020, 8.5% for calendar year 2021, and 9% thereafter. The Bank elected the CBLR framework beginning with the quarter ended March 31,2020. As of June 30, 2020, the Bank's CBLR was 12.4%, which exceeded the minimum requirement.

The following table presents a reconciliation of the Bank's equity under GAAP to regulatory tier 1 capital as of June 30, 2020 (dollars in thousands):

Total Bank equity as reported under GAAP	$1,169,620
Accumulated Other Comprehensive Income ("AOCI")	17,591
Goodwill and other intangibles, net of associated deferred taxes	(13,981)
Total tier 1 capital	$1,173,230

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on the economic conditions in the Company's local market areas and other market areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates; demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	September 30,
	2020	2019
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $381,946 and $198,809)	$396,219	$220,370
Available-for-sale ("AFS") securities, at estimated fair value	1,220,054	1,204,863
Loans receivable, net (ACL of $31,215 and $9,226)	7,388,090	7,416,747
FHLB stock, at cost	102,782	98,456
Premises and equipment, net	98,953	96,784
Income taxes receivable, net	1,655	2
Other assets	351,061	302,796
TOTAL ASSETS	$9,558,814	$9,340,018

LIABILITIES:
Deposits	$6,069,684	$5,581,867
Borrowings	1,989,089	2,239,989
Advance payments by borrowers for taxes and insurance	39,125	65,686
Deferred income tax liabilities, net	10,942	14,282
Accounts payable and accrued expenses	149,454	101,868
Total liabilities	8,258,294	8,003,692

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 141,511,716 and 141,440,030
shares issued and outstanding as of June 30, 2020 and September 30, 2019, respectively	1,415	1,414
Additional paid-in capital	1,211,653	1,210,226
Unearned compensation, ESOP	(33,453)	(34,692)
Retained earnings	138,496	174,277
AOCI, net of tax	(17,591)	(14,899)
Total stockholders' equity	1,300,520	1,336,326
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,558,814	$9,340,018

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2020	2019
INTEREST AND DIVIDEND INCOME:
Loans receivable	$66,652	$69,613	$206,179	$213,863
MBS	5,616	5,866	17,584	19,437
FHLB stock	1,207	1,714	4,747	5,667
Investment securities	847	1,382	3,736	4,781
Cash and cash equivalents	59	380	1,126	2,921
Total interest and dividend income	74,381	78,955	233,372	246,669

INTEREST EXPENSE:
Deposits	16,533	17,804	52,299	48,730
Borrowings	11,561	12,483	37,421	41,360
Total interest expense	28,094	30,287	89,720	90,090

NET INTEREST INCOME	46,287	48,668	143,652	156,579

PROVISION FOR CREDIT LOSSES	—	22,075	22,300	450
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	46,287	26,593	121,352	156,129

NON-INTEREST INCOME:
Deposit service fees	2,539	2,783	8,384	9,581
Insurance commissions	671	400	1,762	2,072
Other non-interest income	1,229	1,488	4,468	4,446
Total non-interest income	4,439	4,671	14,614	16,099

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,059	13,235	39,765	39,205
Information technology and related expense	4,285	4,268	12,694	13,535
Occupancy, net	3,556	3,449	10,212	9,768
Regulatory and outside services	1,548	1,297	4,188	4,247
Advertising and promotional	1,004	1,359	3,773	3,597
Deposit and loan transaction costs	697	678	2,086	1,882
Office supplies and related expense	475	592	1,586	1,884
Federal insurance premium	287	—	287	1,787
Other non-interest expense	1,253	1,286	4,237	4,709
Total non-interest expense	26,164	26,164	78,828	80,614
INCOME BEFORE INCOME TAX EXPENSE	24,562	5,100	57,138	91,614
INCOME TAX EXPENSE	5,088	824	10,877	19,780
NET INCOME	$19,474	$4,276	$46,261	$71,834

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2020	2019
	(Dollars in thousands, except per share amounts)
Net income	$19,474	$4,276	$46,261	$71,834
Income allocated to participating securities	(16)	(3)	(38)	(35)
Net income available to common stockholders	$19,458	$4,273	$46,223	$71,799

Average common shares outstanding	137,935,000	137,926,574	137,919,631	137,593,497
Average committed ESOP shares outstanding	83,052	41,753	41,600	41,602
Total basic average common shares outstanding	138,018,052	137,968,327	137,961,231	137,635,099

Effect of dilutive stock options	—	32,007	31,747	55,335

Total diluted average common shares outstanding	138,018,052	138,000,334	137,992,978	137,690,434

Net earnings per share:
Basic	$0.14	$0.03	$0.34	$0.52
Diluted	$0.14	$0.03	$0.34	$0.52

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	813,645	382,894	405,522	491,669

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	June 30, 2020			March 31, 2020			September 30, 2019
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,955,668	3.61%	53.4%	$3,944,782	3.68%	52.6%	$3,873,851	3.74%	52.2%
Correspondent purchased	2,268,031	3.54	30.6	2,385,907	3.60	31.8	2,349,877	3.64	31.7
Bulk purchased	217,652	2.73	3.0	228,730	2.88	3.1	252,347	2.94	3.4
Construction	36,595	3.46	0.5	35,798	3.61	0.5	36,758	4.00	0.5
Total	6,477,946	3.56	87.5	6,595,217	3.62	88.0	6,512,833	3.68	87.8
Commercial:
Commercial real estate	625,106	4.32	8.4	584,236	4.45	7.8	583,617	4.48	7.9
Commercial and industrial	99,735	2.92	1.4	62,153	4.62	0.8	61,094	5.14	0.8
Construction	87,448	3.98	1.2	126,266	4.40	1.7	123,159	4.81	1.7
Total	812,289	4.11	11.0	772,655	4.45	10.3	767,870	4.58	10.4
Consumer loans:
Home equity	107,174	4.68	1.4	114,571	5.67	1.5	120,587	6.15	1.6
Other	10,033	4.46	0.1	10,837	4.56	0.2	11,183	4.57	0.2
Total	117,207	4.66	1.5	125,408	5.58	1.7	131,770	6.02	1.8
Total loans receivable	7,407,442	3.64	100.0%	7,493,280	3.74	100.0%	7,412,473	3.81	100.0%

Less:
ACL	31,215			31,196			9,226
Discounts/unearned loan fees	30,312			29,645			31,058
Premiums/deferred costs	(42,175)			(44,366)			(44,558)
Total loans receivable, net	$7,388,090			$7,476,805			$7,416,747

Loan Activity: The following tables summarize activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the current year period, the Bank endorsed $355.1 million of one- to four-family loans, reducing the average rate on those loans by 81 basis points. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal. As noted earlier, during the initial days of the COVID-19 pandemic, correspondent one- to four-family loan application acceptance was suspended by the Bank but existing correspondent applications and commitments continued to progress through the approval and funding process. One- to four-family correspondent new loan application acceptance was resumed in mid-June 2020.

	For the Three Months Ended
	June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,493,280	3.74%	$7,424,834	3.77%	$7,412,473	3.81%	$7,501,741	3.83%
Originated and refinanced:
Fixed	277,904	2.83	172,891	3.44	233,693	3.52	188,753	3.60
Adjustable	60,626	3.75	55,946	4.11	55,126	4.30	59,550	4.37
Purchased and participations:
Fixed	131,739	3.28	125,612	3.46	123,118	3.77	49,161	4.12
Adjustable	62,510	3.76	18,985	2.96	13,801	3.06	12,305	3.55
Change in undisbursed loan funds	(32,202)		24,049		(9,743)		12,293
Repayments	(586,434)		(328,644)		(403,361)		(410,624)
Principal recoveries/(charge-offs), net	19		(314)		(16)		(110)
Other	—		(79)		(257)		(596)
Ending balance	$7,407,442	3.64	$7,493,280	3.74	$7,424,834	3.77	$7,412,473	3.81

	For the Nine Months Ended
	June 30, 2020		June 30, 2019
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,412,473	3.81%	$7,507,645	3.74%
Originated and refinanced:
Fixed	684,488	3.22	316,581	4.39
Adjustable	171,698	4.04	260,058	4.87
Purchased and participations:
Fixed	380,469	3.50	136,974	4.83
Adjustable	95,296	3.50	64,000	4.57
Change in undisbursed loan funds	(17,896)		39,927
Repayments	(1,318,439)		(822,533)
Principal (charge-offs)/recoveries, net	(311)		123
Other	(336)		(1,034)
Ending balance	$7,407,442	3.64	$7,501,741	3.83

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least annually, with the latest update in June 2020, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	June 30, 2020					September 30, 2019
		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,955,668	61.4%	770	62%	$144	$3,873,851	59.8%	768	62%	$140
Correspondent purchased	2,268,031	35.2	765	64	376	2,349,877	36.3	765	65	371
Bulk purchased	217,652	3.4	768	60	301	252,347	3.9	762	61	304
	$6,441,351	100.0%	768	63	188	$6,476,075	100.0%	767	63	186

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current year period, $223.9 million were refinanced from other lenders.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2020			June 30, 2020
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$173,851	73%	763	$479,751	74%	765
Refinanced by Bank customers	82,171	67	767	190,163	68	763
Correspondent purchased	129,049	70	771	382,139	71	768
	$385,071	71	766	$1,052,053	72	766

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the current year period.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2020			June 30, 2020
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$223,073	57.9%	3.12%	$584,621	55.6%	3.25%
Missouri	63,889	16.6	3.13	183,403	17.4	3.29
Texas	45,333	11.8	3.15	148,772	14.1	3.27
Other states	52,776	13.7	3.18	135,257	12.9	3.37
	$385,071	100.0%	3.13	$1,052,053	100.0%	3.27

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of June 30, 2020, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of our future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$31,346	$54,513	$10,563	$96,422	3.17%
Correspondent	14,428	34,092	5,683	54,203	3.09
	$45,774	$88,605	$16,246	$150,625	3.14

Rate	2.78%	3.37%	2.91%

Through June 30, 2020, the Bank had processed COVID-19 loan modifications for 896 one- to four-family loans totaling $233.4 million. These modifications are summarized in the table below, along with the weighted average credit score and weighted average LTV as of June 30, 2020. Credit scores are updated at least annually, with the latest update in June 2020, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

			Credit
	Count	Amount	Score	LTV
	(Dollars in thousands)
Originated	630	$116,254	727	67%
Correspondent purchased	262	115,877	739	68
Bulk purchased	4	1,240	727	71
	896	$233,371	733	68

Commercial Loans: During the current year-to-date period, the Bank originated $136.1 million of commercial loans, of which $42.6 million were PPP loans, entered into commercial real estate loan participations totaling $93.6 million, and processed commercial loan disbursements, excluding lines of credit, of approximately $188.1 million at a weighted average rate of 3.72%.

The following table presents the Bank's commercial real estate and commercial construction loans and loan commitments by type of primary collateral, as of June 30, 2020. Included in the gross loan amounts in the table, which does not include outstanding commitments, are fixed-rate loans totaling $528.9 million at a weighted average rate of 4.16% and adjustable-rate loans totaling $329.9 million at a weighted average rate of 4.43%. The weighted average rate of fixed-rate loans is lower than that of adjustable-rate loans due primarily to the majority of the fixed-rate loans in the portfolio at June 30, 2020 having shorter terms to maturity. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we anticipate fully funding the related projects.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Senior housing	$218,068	$39,234	$257,302	$—	$257,302	29.7%
Hotel	125,597	54,660	180,257	—	180,257	20.8
Retail building	124,206	17,697	141,903	4,183	146,086	16.8
Multi-family	60,301	21,827	82,128	—	82,128	9.5
One- to four-family property	56,634	5,251	61,885	444	62,329	7.2
Office building	53,720	2,580	56,300	2,454	58,754	6.8
Single use building	43,705	4,372	48,077	807	48,884	5.6
Other	30,323	652	30,975	352	31,327	3.6
	$712,554	$146,273	$858,827	$8,240	$867,067	100.0%

Weighted average rate	4.28%	4.23%	4.27%	4.44%	4.27%

The following table summarizes the Bank's commercial real estate and commercial construction loans and loan commitments by state as of June 30, 2020.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Kansas	$284,453	$10,651	$295,104	$3,509	$298,613	34.4%
Missouri	218,019	68,416	286,435	548	286,983	33.1
Texas	110,531	60,389	170,920	—	170,920	19.7
Nebraska	33,174	665	33,839	—	33,839	3.9
Kentucky	25,230	329	25,559	—	25,559	3.0
California	5,892	4,300	10,192	—	10,192	1.2
Other	35,255	1,523	36,778	4,183	40,961	4.7
	$712,554	$146,273	$858,827	$8,240	$867,067	100.0%

The following table presents the Bank's commercial and industrial loans and loan commitments by business purpose, as of June 30, 2020. Including in the working capital loan category are $42.6 million of PPP loans.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Working capital	$56,777	$15,845	$72,622	$3,415	$76,037	62.2%
Equipment	15,370	336	15,706	106	15,812	13.0
Business investment	11,477	80	11,557	76	11,633	9.5
Purchase/lease autos	10,894	77	10,971	—	10,971	9.0
Other	5,217	2,494	7,711	—	7,711	6.3
	$99,735	$18,832	$118,567	$3,597	$122,164	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of June 30, 2020.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	3	$121,677
>$15 to $30 million	13	313,741
>$10 to $15 million	3	35,699
>$5 to $10 million	13	81,454
$1 to $5 million	97	210,962
Less than $1 million	1,947	225,698
	2,076	$989,231

The Bank's commercial lending team is working proactively with our commercial customers as the COVID-19 pandemic continues to present challenging operating conditions. As discussed above, through June 30, 2020, we have modified $392.8 million of commercial loans under our COVID-19 loan modification program. We have also processed 700 PPP loans for $42.6 million, for which we received approximately $1.8 million in fees. Approximately 60% of PPP loans processed were in the following industries: construction, professional/scientific/technical, health care/social assistance, and retail trade.

The following table presents the gross loan amount, including undisbursed balances, of the Bank's commercial real estate loans by type of primary collateral, and commercial and industrial loans by business purpose, that have been modified, per the Bank's COVID-19 loan modification program, as of June 30, 2020. The information is split by type of modification and presented as a percentage of total modifications, as well as by a percentage of the total gross loan amount and undisbursed balances of the related property type or business purpose category. Included in the payment deferral category in the table below are six loans with a combined gross loan amount, including undisbursed balances, of $30.6 million that have requested additional assistance. We are in the process of completing a second modification for these loans for another three-month payment deferral time period.

	Modification Type				% of
	Interest	Payment		% of	Property Type/
	Only	Deferral	Total	Total	Business Purpose
	(Dollars in thousands)
Commercial real estate
Senior housing	$115,082	$57,042	$172,124	43.8%	66.9%
Hotel	76,249	21,679	97,928	24.9	54.3
Retail building	31,174	5,815	36,989	9.4	26.1
Multi-family	7,398	—	7,398	1.9	9.0
One- to four-family property	7,721	335	8,056	2.1	13.0
Office building	16,500	7,012	23,512	6.0	41.8
Single use building	30,472	5,331	35,803	9.1	74.5
Other	2,503	—	2,503	0.6	8.1
	287,099	97,214	384,313	97.8	44.7
Commercial and industrial
Working capital	889	—	889	0.2	1.2
Equipment	4,366	—	4,366	1.1	30.8
Business investment	1,752	—	1,752	0.5	13.4
Purchase/lease autos	666	—	666	0.2	6.1
Other	804	—	804	0.2	31.4
	8,477	—	8,477	2.2	7.1
Total	$295,576	$97,214	$392,790	100.0%	40.2

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. Loans subject to payment forbearance under the Bank's COVID-19 loan modification program are not reported as delinquent during the forbearance time period. Of the loans 30 to 89 days delinquent at June 30, 2020, approximately 59% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and other loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of one- to four-family loans were owned by the Bank, on average, for approximately three months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	57	$5,085	92	$8,360	96	$9,004	90	$7,223	94	$7,749
Correspondent purchased	10	2,919	13	4,531	13	4,117	9	2,721	14	3,727
Bulk purchased	19	4,536	12	2,914	14	3,307	16	3,581	13	2,249
Commercial	9	1,543	7	1,555	7	1,192	8	826	12	1,699
Consumer	21	431	43	628	40	488	42	525	43	630
	116	$14,514	167	$17,988	170	$18,108	165	$14,876	176	$16,054
30 to 89 days delinquent loans
to total loans receivable, net		0.20%		0.24%		0.24%		0.20%		0.21%

	Non-Performing Loans and OREO at:
	June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	47	$4,026	53	$4,517	44	$3,552	44	$3,268	58	$5,069
Correspondent purchased	7	2,740	4	1,342	4	1,376	4	1,008	2	871
Bulk purchased	3	1,291	1	630	2	689	6	1,465	7	2,194
Commercial	4	709	4	716	—	—	4	170	—	—
Consumer	23	278	17	326	20	340	25	362	25	437
	84	9,044	79	7,531	70	5,957	83	6,273	92	8,571

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.12%		0.10%		0.08%		0.08%		0.11%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	14	$1,132	13	$811	11	$634	16	$1,183	15	$1,057
Correspondent purchased	—	—	1	189	—	—	—	—	—	—
Bulk purchased	—	—	1	134	1	134	1	65	2	374
Commercial	1	6	2	129	6	363	1	7	1	7
Consumer	1	33	2	43	—	—	2	35	2	4
	16	1,171	19	1,306	18	1,131	20	1,290	20	1,442
Total non-performing loans	100	10,215	98	8,837	88	7,088	103	7,563	112	10,013

Non-performing loans as a percentage of total loans		0.14%		0.12%		0.10%		0.10%		0.13%

OREO:
One- to four-family:
Originated(2)	4	$183	5	$187	8	$414	8	$745	8	$546
Bulk purchased	—	—	—	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	1	600	1	600
Consumer	—	—	—	—	1	98	—	—	—	—
	4	183	5	187	9	512	9	1,345	9	1,146
Total non-performing assets	104	$10,398	103	$9,024	97	$7,600	112	$8,908	121	$11,159

Non-performing assets as a percentage of total assets		0.11%		0.10%		0.08%		0.10%		0.12%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented.

	June 30, 2020		March 31, 2020		June 30, 2019
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$12,309	$26,788	$13,678	$26,077	$12,528	$25,657
Commercial	52,054	5,128	52,515	4,538	55,021	5,999
Consumer	320	564	479	659	172	696
	$64,683	$32,480	$66,672	$31,274	$67,721	$32,352

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
	(Dollars in thousands)
Balance at beginning of period	$31,196	$9,435	$9,226	$9,036	$8,619
Charge-offs:
One- to four-family	—	(46)	(18)	—	(45)
Commercial	—	(325)	(24)	(124)	—
Consumer	(5)	(4)	(6)	(9)	(16)
Total charge-offs	(5)	(375)	(48)	(133)	(61)
Recoveries:
One- to four-family	—	3	—	14	3
Commercial	17	54	27	5	17
Consumer	7	4	5	4	8
Total recoveries	24	61	32	23	28
Net recoveries (charge-offs)	19	(314)	(16)	(110)	(33)
Provision for credit losses	—	22,075	225	300	450
Balance at end of period	$31,215	$31,196	$9,435	$9,226	$9,036

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	(0.20)	3.78	0.19	1.09	0.26
ACL to non-performing loans at end of period	305.58	353.02	133.11	121.99	90.24
ACL to loans receivable at end of period	0.42	0.42	0.13	0.12	0.12
ACL to net charge-offs (annualized)	N/M(1)	24.9x	144.5x	21.1x	68.1x

	For the Nine Months Ended
	June 30,
	2020	2019
	(Dollars in thousands)
Balance at beginning of period	$9,226	$8,463
Charge-offs:
One- to four-family	(64)	(101)
Commercial	(349)	—
Consumer	(15)	(28)
Total charge-offs	(428)	(129)
Recoveries:
One- to four-family	3	114
Commercial	98	44
Consumer	16	94
Total recoveries	117	252
Net (charge-offs) recoveries	(311)	123
Provision for credit losses	22,300	450
Balance at end of period	$31,215	$9,036

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	3.22	(1.02)
ACL to net charge-offs (annualized)	75.3x	N/M(1)

(1)This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

Management considered several factors when evaluating the adequacy of the ACL at June 30, 2020, such as: economic conditions including the impact of unemployment benefits created through the CARES Act, our commercial lending team's ongoing evaluation of commercial loans, the Bank's COVID-19 loan modification programs, and certain loan credit quality indicators.
There was significant deterioration of economic conditions at March 31, 2020 due to the COVID-19 pandemic which carried into the June 30, 2020 quarter. Many of the stay-at-home orders issued in March and April have been lifted or significantly reduced which resulted in some people returning to work, while not necessarily at the same level as prior to March 2020, and it benefited consumer spending, which rebounded during May and June, generally locally and not related to travel and entertainment. Unemployment benefit claims continue to be at historical levels, but the level at which individuals are filing initial unemployment benefit claims has decreased significantly from the late March/early April timeframe and is starting to level-off. Individuals that are unemployed have benefited from the Federal Pandemic Unemployment Compensation Program ("FPUC") which the CARES Act created. FPUC provides an additional $600 per week to individuals collecting regular unemployment compensation. The FPUC is scheduled to expire in late July 2020 which could result in financial strain for some households. There were other unemployment compensation benefits created under the CARES Act which have benefited individuals that have exhausted their regular unemployment insurance benefits and that are generally not eligible for regular unemployment compensation, like self-employed individuals.

In late March 2020, the commercial lending team closely analyzed the Bank's largest commercial relationships. Approximately 85% of all commercial loans have been evaluated through June 30, 2020. The commercial lending team primarily focused on the lending relationships considered most at risk of short-term operational cash flow issues and/or collateral concerns, which was $183.4 million at June, 30, 2020, and was primarily in the following categories: senior housing facilities, hotels, retail buildings, office buildings and single use buildings. These loan categories were among the categories with the highest usage of the Bank's COVID-19 loan modification program. The weighted average LTV ratios based on the unpaid principal balance of senior housing, retail building, hotel, office building, and single use building loans were 68%, 69%, 57%, 77%, and 69%, respectively, at June 30, 2020. We also considered the largest credits in these loan categories. The evaluation of most of our commercial and industrial loans concluded that many of these loans are to businesses that are deemed essential, which we believe reduces the risk of loss on these loans at this time. Management was not aware of any construction delays or other issues that would significantly delay or impact funding of the commercial construction loans at June 30, 2020.

In late March 2020, the Bank began offering COVID-19 loan modifications for one- to four-family loans and consumer loans consistent with the CARES Act or interagency guidance. This provides for a three-month payment deferral of principal, interest and, in some cases, escrow payments. Through June 30, 2020, the Bank processed COVID-19 loan modifications for $233.4 million of one- to four-family loans, or 4% of the one- to four-family loan portfolio. As of the end of June 2020, some borrowers asked for and received a second deferral of an additional three months of payments and we are anticipating there will be more requests. While the intent of the CARES Act was to keep customers current on their payments and therefore in their homes during the worst of the economic downturn, it may be masking our actual credit exposure on these loans. Because of this, it is possible that when the deferral time periods end, the Bank's credit quality indicators may worsen, which may increase the need for additional provisions for credit losses and decrease earnings.

Through June 30, 2020, the Bank processed COVID-19 loan modifications of $392.8 million for commercial loans, or 40% of the commercial loan portfolio, including undisbursed amounts. The COVID-19 loan modifications for commercial loans mainly consist of a six-month interest-only payment periods, but a three-month deferral of principal and interest was also offered to our borrowers. Some of the borrowers who requested and received a three-month deferral of principal and interest have requested an additional three-month deferral. We are in the process of completing those second payment deferral requests. We believe the Bank's COVID-19 loan modification program has been very beneficial to the majority of our borrowers; however, as is the case with one- to four-family loans, the modifications may be masking our actual credit exposure which could result in worsening credit quality indicators once the payment relief time period ends.

There was no deterioration in credit quality indicators, such as loan delinquencies, asset classification and credit scores, during the current quarter; however, as noted above, the COVID-19 loan modifications may be masking our actual credit exposure which could result in worsening credit quality indicators once the payment relief time period ends. Loans 30 to 89 days delinquent were 0.20% of total loans at June 30, 2020 and 0.24% of total loans at March 31, 2020. Loans 90 days or more delinquent or in foreclosure were 0.12% of total loans at June 30, 2020 and 0.10% of total loans at March 31, 2020. Loans classified as special mention decreased $2.0 million during the current quarter to $64.7 million at June 30, 2020. Loans classified as substandard increased $1.2 million during the current quarter to $32.5 million at June 30, 2020. The weighted average credit score for our one- to four-family loan portfolio was 766 at March 31, 2020 and increased to 768 at June 30, 2020. We completed a credit score update from a nationally recognized consumer rating agency during the current quarter.

Management believes the ACL at June 30, 2020 was adequate to absorb inherent losses in the loan portfolio at that point in time based on the known facts and circumstances of the economic environment at June 30, 2020. Management will continue to closely monitor economic conditions and will work with borrowers as necessary to assist them through this challenging economic climate. If economic conditions worsen or do not improve in the near term, and if future government programs, if any, do not provide adequate relief to borrowers, it is possible the Bank's ACL will need to increase in future periods.

The distribution of our ACL at the dates indicated is summarized below.

	At
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
	(Dollars in thousands)
One- to four-family:
Originated	$6,298	$6,420	$2,027	$1,982	$2,019
Correspondent purchased	3,189	3,355	1,200	1,203	1,275
Bulk purchased	506	557	612	687	742
Construction	48	47	20	18	17
Total	10,041	10,379	3,859	3,890	4,053
Commercial:
Commercial real estate	16,353	14,672	3,608	3,448	3,394
Commercial and industrial	1,465	1,489	710	472	256
Construction	2,886	4,167	1,100	1,251	1,182
Total	20,704	20,328	5,418	5,171	4,832
Consumer	470	489	158	165	151
Total	$31,215	$31,196	$9,435	$9,226	$9,036

The ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below. The reduction in the ACL to loans ratio at June 30, 2020 compared to March 31, 2020 for commercial and industrial loans was due primarily to PPP loans. PPP loans are 100% guaranteed by the SBA so the Bank did not record ACL on those loans at June 30, 2020.

	At
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
One- to four-family:
Originated	0.16%	0.16%	0.05%	0.05%	0.05%
Correspondent purchased	0.14	0.14	0.05	0.05	0.05
Bulk purchased	0.23	0.24	0.26	0.27	0.28
Construction	0.13	0.13	0.05	0.05	0.05
Total	0.16	0.16	0.06	0.06	0.06
Commercial:
Commercial real estate	2.62	2.51	0.62	0.59	0.55
Commercial and industrial	1.47	2.40	1.25	0.77	0.38
Construction	3.30	3.30	1.02	1.02	1.00
Total	2.55	2.63	0.72	0.67	0.61
Consumer	0.40	0.39	0.12	0.13	0.11
Total	0.42	0.42	0.13	0.12	0.12

Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, replaces the current incurred loss impairment methodology in GAAP. The new impairment methodology requires an entity to measure, at each reporting date, the expected credit losses of financial assets not measured at fair value, such as loans and loan commitments, over their contractual lives. This ASU is effective for the Company on October 1, 2020. The Company is working with a third-party vendor solution to implement the new impairment methodology. While we are currently unable to reasonably estimate the impact of adopting this ASU, we expect the impact of adoption will be influenced by the composition of our loan and securities portfolios as well as the economic conditions and forecasts at the time of adoption.

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. Overall, fixed-rate securities comprised 80% of our securities portfolio at June 30, 2020. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	June 30, 2020			March 31, 2020			September 30, 2019
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$714,730	2.22%	3.2	$690,220	2.33%	3.1	$625,840	2.46%	2.9
U.S. government-sponsored enterprise debentures	225,020	1.15	0.4	250,080	1.88	0.3	249,828	2.15	0.7
Municipal bonds	11,857	1.68	0.7	11,887	1.66	0.9	18,371	1.63	1.0
Total fixed-rate securities	951,607	1.96	2.5	952,187	2.20	2.3	894,039	2.35	2.3

Adjustable-rate securities:
MBS	234,618	2.73	3.9	257,329	2.97	4.9	297,416	3.10	4.7
Total securities portfolio	$1,186,225	2.11	2.8	$1,209,516	2.36	2.9	$1,191,455	2.54	2.9

MBS: The following tables summarize the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL are the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	June 30, 2020			March 31, 2020			December 31, 2019			September 30, 2019
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$973,318	2.50%	3.6	$937,317	2.61%	3.3	$936,487	2.67%	3.5	$979,256	2.68%	3.4
Maturities and repayments	(75,293)			(65,767)			(72,635)			(70,865)
Net amortization of (premiums)/discounts	(363)			(279)			(248)			(270)
Purchases:
Fixed	77,455	1.29	5.0	88,863	1.80	4.5	74,359	2.05	3.8	25,214	1.93	3.2
Valuation transferred from held-to-maturity ("HTM") to AFS	—			—			—			3,039
Change in valuation on AFS securities	7,470			13,184			(646)			113
Ending balance - carrying value	$982,587	2.35	3.3	$973,318	2.50	3.6	$937,317	2.61	3.3	$936,487	2.67	3.5

	For the Nine Months Ended
	June 30, 2020			June 30, 2019
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$936,487	2.67%	3.5	$1,036,990	2.57%	3.4
Maturities and repayments	(213,695)			(204,251)
Net amortization of (premiums)/discounts	(890)			(1,034)
Purchases:
Fixed	240,677	1.71	4.4	52,541	2.82	4.5
Adjustable	—	—	—	84,138	2.74	4.4
Change in valuation on AFS securities	20,008			10,872
Ending balance - carrying value	$982,587	2.35	3.3	$979,256	2.68	3.4

Investment Securities: The following tables summarize the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	June 30, 2020			March 31, 2020			December 31, 2019			September 30, 2019
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$262,719	1.87%	0.3	$292,270	2.00%	0.8	$268,376	2.11%	0.8	$273,995	2.30%	1.0
Maturities, calls and sales	(125,000)			(80,125)			(51,175)			(80,690)
Net amortization of (premiums)/discounts	(80)			(49)			20			(13)
Purchases:
Fixed	99,990	0.58	1.2	50,097	1.42	0.4	75,000	1.90	1.7	75,000	2.02	1.1
Valuation transferred from HTM to AFS	—			—			—			47
Change in valuation on AFS securities	(162)			526			49			37
Ending balance - carrying value	$237,467	1.23	0.5	$262,719	1.87	0.3	$292,270	2.00	0.8	$268,376	2.11	0.8

	For the Nine Months Ended
	June 30, 2020			June 30, 2019
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$268,376	2.11%	0.8	$289,942	2.05%	2.2
Maturities, calls and sales	(256,300)			(169,081)
Net amortization of (premiums)/discounts	(109)			75
Purchases:
Fixed	225,087	1.20	1.2	149,809	2.65	0.8
Change in valuation on AFS securities	413			3,250
Ending balance - carrying value	$237,467	1.23	0.5	$273,995	2.30	1.0

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	June 30, 2020			March 31, 2020			September 30, 2019
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$457,917	—%	7.5%	$385,092	—%	6.7%	$357,284	—%	6.4%
Interest-bearing checking	837,304	0.10	13.8	761,589	0.10	13.2	717,121	0.09	12.8
Savings	420,924	0.07	6.9	377,212	0.08	6.5	321,494	0.05	5.8
Money market	1,320,379	0.39	21.8	1,208,370	0.62	20.9	1,198,343	0.70	21.5
Retail/business certificates of deposit	2,744,661	1.97	45.2	2,765,142	2.11	47.9	2,692,770	2.08	48.2
Public unit certificates of deposit	288,499	1.09	4.8	277,214	1.87	4.8	294,855	2.29	5.3
	$6,069,684	1.05	100.0%	$5,774,619	1.25	100.0%	$5,581,867	1.29	100.0%

The following table presents scheduled maturity information for our certificates of deposit, including public unit certificates of deposit, along with associated weighted average rates, as of June 30, 2020.

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$251,416	$9,922	$6	$—	$261,344	0.48%
1.00 – 1.99%	771,935	393,807	158,766	140,747	1,465,255	1.69
2.00 – 2.99%	438,482	265,597	403,035	199,198	1,306,312	2.38
3.00 – 3.99%	—	—	249	—	249	3.00
	$1,461,833	$669,326	$562,056	$339,945	$3,033,160	1.88

Percent of total	48.2%	22.1%	18.5%	11.2%
Weighted average rate	1.65	1.99	2.22	2.12
Weighted average maturity (in years)	0.5	1.5	2.4	3.7	1.4
Weighted average maturity for the retail/business certificate of deposit portfolio (in years)					1.5

Borrowings

The following table presents the maturity of term borrowings which includes FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and effective rates as of June 30, 2020.

	Term Borrowings Amount
Maturity by		Interest rate	Contractual	Effective
Fiscal Year	Fixed-rate	swaps(1)	Rate	Rate(2)
	(Dollars in thousands)
2020	$200,000	$340,000	1.32%	2.50%
2021	203,000	300,000	1.28	2.45
2022	200,000	—	2.23	2.23
2023	300,000	—	1.70	1.81
2024	100,000	—	3.39	3.39
2025	250,000	—	1.82	1.94
2026	100,000	—	1.28	1.60
	$1,353,000	$640,000	1.62	2.29

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $640.0 million to hedge the variability in cash flows associated with the advances. These advances are presented based on their contractual maturity dates and will be renewed periodically until the maturity or termination of the interest rate swaps. The expected WAL of the interest rate swaps was 3.7 years at June 30, 2020.
(2)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

As of June 30, 2020 and throughout the current quarter, the Bank did not have a balance outstanding on its FHLB line of credit. The average outstanding balance of FHLB line of credit borrowings during the current year period was $61.3 million at an average rate of 1.85%. During the prior quarter, the Bank began utilizing its FRB of Kansas City line of credit rather than the FHLB line of credit, as the rate at the FRB of Kansas City was lower. At June 30, 2020, the Bank did not have an outstanding balance on its FRB of Kansas City line of credit. The average outstanding balance of the FRB of Kansas City line of credit borrowing during the current quarter was $396 thousand at an average rate of 0.45%, and during the current year period was $2.0 million at an average rate of 0.25%.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/business and public unit amounts, and term borrowings for the next four quarters as of June 30, 2020.

	Retail/ Business		Public Unit		Term
Maturity by	Certificate	Repricing	Certificate	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
September 30, 2020	$291,036	1.95%	$134,727	0.90%	$540,000	2.50%	$965,763	2.11%
December 31, 2020	300,867	1.83	58,261	0.98	253,000	2.44	612,128	2.00
March 31, 2021	275,383	1.94	30,810	1.48	150,000	1.97	456,193	1.92
June 30, 2021	340,068	1.53	30,681	0.67	100,000	3.20	470,749	1.83
	$1,207,354	1.80	$254,479	0.96	$1,043,000	2.48	$2,504,833	2.00

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. Excluded from this table is a $3.0 million FHLB advance that had an original contractual term of less than one year. FHLB advances are presented at par. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	June 30, 2020			March 31, 2020			December 31, 2019			September 30, 2019
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,090,000	2.25%	3.0	$2,090,000	2.37%	2.6	$2,140,000	2.38%	2.6	$2,140,000	2.35%	2.6
Maturities and prepayments:
FHLB advances	(200,000)	2.35		(415,000)	2.45		(350,000)	2.40		(375,000)	2.38
New FHLB borrowings:
Fixed-rate	—	—	—	350,000	1.70	4.7	100,000	1.96	5.0	100,000	2.14	4.0
Interest rate swaps(1)	100,000	3.20	8.0	65,000	2.61	4.0	200,000	2.57	2.5	275,000	2.70	4.5
Ending balance	$1,990,000	2.29	2.9	$2,090,000	2.25	3.0	$2,090,000	2.37	2.6	$2,140,000	2.38	2.6

	For the Nine Months Ended
	June 30, 2020			June 30, 2019
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,140,000	2.38%	2.6	$2,185,052	2.17%	2.9
Maturities and prepayments:
FHLB advances	(965,000)	2.41		(500,000)	1.88
CCB acquisition - junior subordinated debentures assumed (redeemed)	—	—	—	(10,052)	8.76	12.3
New FHLB borrowings:
Fixed-rate	450,000	1.76	4.8	100,000	3.39	5.0
Interest rate swaps(1)	365,000	2.75	4.3	365,000	2.66	5.3
Ending balance	$1,990,000	2.29	2.9	$2,140,000	2.35	2.6

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At June 30, 2020, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $857.3 million, or 8.97% of total assets, compared to $508.6 million, or 5.43% of total assets, at March 31, 2020. The increase in the one-year gap amount was due primarily to a higher balance of cash and a lower balance of borrowings as of June 30, 2020 compared to March 31, 2020

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates, but did increase this quarter, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of June 30, 2020, the Bank's one-year gap is projected to be $53.6 million, or 0.56% of total assets. The decrease in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily due to lower repayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $(312.8) million, or (3.34)% of total assets, if interest rates were to have increased 200 basis points as of March 31, 2020.

During the current quarter, loan repayments totaled $586.4 million and cash flows from the securities portfolio totaled $200.3 million. The majority of these cash flows were reinvested into new loans and securities at current market interest rates. Total cash flows from term liabilities that matured and/or repriced into current market interest rates during the current quarter were $768.9 million, including $200.0 million in FHLB borrowings. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of June 30, 2020 was 1.8 years. However, including the impact of interest rate swaps related to $640.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of June 30, 2020 was 2.9 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities. The Bank may renew the upcoming advances to lower costing term advances based upon our assessment of deposit flows, lending opportunities and our liquidity position at that time.

The Bank uses the securities portfolio to shorten the average life of the Bank's assets. Security purchases over the past few years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These securities have a shorter average life and provide a steady source of cash flow that can be reinvested in higher-yielding assets as interest rates rise.

In addition to these wholesale strategies, the Bank has sought to increase non-maturity deposits. Non-maturity deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. Additionally, as we expand the commercial banking business, we expect to have the ability to obtain lower-costing commercial deposits, which could be used to reduce the cost of funds by replacing FHLB borrowings and wholesale deposits.

With the significant decrease in interest rates during the current year, the Bank has decreased the rates on certificates of deposit and money market accounts on pace with competitors in its market areas. The Bank will continue to adjust rates as market conditions allow.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of June 30, 2020. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$237,467	1.23%	0.6	19.4%	2.6%
MBS - fixed	741,364	2.22	3.2	60.8	8.1
MBS - adjustable	241,223	2.73	2.5	19.8	2.6
Total securities	1,220,054	2.11	2.5	100.0%	13.3
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,113,247	3.04	3.5	15.0%	12.2
> 15 years	4,413,013	3.77	5.1	59.6	48.4
Fixed-rate commercial	542,857	4.18	3.6	7.3	5.9
All other fixed-rate loans	47,426	4.70	3.5	0.7	0.5
Total fixed-rate loans	6,116,543	3.68	4.7	82.6	67.0
Adjustable-rate one- to four-family:
<= 36 months	198,477	2.47	2.6	2.7	2.2
> 36 months	716,614	3.20	2.2	9.7	7.9
Adjustable-rate commercial	269,432	4.81	6.1	3.6	3.0
All other adjustable-rate loans	106,376	4.25	1.7	1.4	1.2
Total adjustable-rate loans	1,290,899	3.51	3.0	17.4	14.3
Total loans receivable	7,407,442	3.65	4.4	100.0%	81.3
FHLB stock	102,782	4.68	1.9		1.1
Cash and cash equivalents	396,219	0.10	—		4.3
Total interest-earning assets	$9,126,497	3.30	3.9		100.0%

Non-maturity deposits	$3,036,524	0.21	15.0	50.0%	37.7%
Retail/business certificates of deposit	2,744,661	1.97	1.5	45.2	34.0
Public unit certificates of deposit	288,499	1.09	0.4	4.8	3.6
Total deposits	6,069,684	1.05	8.2	100.0%	75.3
Term borrowings	1,993,000	2.29	2.9		24.7
Total interest-bearing liabilities	$8,062,684	1.35	6.9		100.0%

Average Balance Sheets
The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Nine Months Ended
	June 30, 2020			June 30, 2019
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,568,665	$172,845	3.51%	$6,724,022	$182,121	3.61%
Commercial loans	775,021	28,228	4.79	683,827	25,310	4.88
Consumer loans	126,049	5,106	5.41	136,770	6,432	6.29
Total loans receivable(1)	7,469,735	206,179	3.67	7,544,619	213,863	3.78
MBS(2)	929,458	17,584	2.52	989,896	19,437	2.62
Investment securities(2)(3)	257,778	3,736	1.93	281,780	4,781	2.26
FHLB stock	99,945	4,747	6.34	103,151	5,667	7.34
Cash and cash equivalents(4)	166,272	1,126	0.89	169,641	2,921	2.27
Total interest-earning assets(1)(2)	8,923,188	233,372	3.48	9,089,087	246,669	3.61
Other non-interest-earning assets	459,877			374,632
Total assets	$9,383,065			$9,463,719

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,141,682	550	0.06	$1,073,089	451	0.06
Savings	375,858	222	0.08	348,919	156	0.06
Money market	1,216,377	5,395	0.59	1,265,186	6,690	0.71
Retail/business certificates	2,702,272	42,096	2.08	2,507,533	35,219	1.88
Wholesale certificates	287,977	4,036	1.87	388,943	6,214	2.14
Total deposits	5,724,166	52,299	1.22	5,583,670	48,730	1.17
Borrowings(5)	2,148,687	37,421	2.31	2,374,676	41,360	2.32
Total interest-bearing liabilities	7,872,853	89,720	1.52	7,958,346	90,090	1.51
Other non-interest-bearing liabilities	195,957			138,640
Stockholders' equity	1,314,255			1,366,733
Total liabilities and stockholders' equity	$9,383,065			$9,463,719

Net interest income(6)		$143,652			$156,579
Net interest rate spread(7)(8)			1.96			2.10
Net interest-earning assets	$1,050,335			$1,130,741
Net interest margin(8)(9)			2.15			2.30
Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.14x

Selected performance ratios:
Return on average assets (annualized)(8)			0.66%			1.01%
Return on average equity (annualized)(8)			4.69			7.01
Average equity to average assets			14.01			14.44
Operating expense ratio(10)			1.12			1.14
Efficiency ratio(8)(11)			49.81			46.68
Pre-tax yield on leverage strategy(12)			—			0.03

	For the Three Months Ended
	June 30, 2020			March 31, 2020
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,568,945	$55,646	3.39%	$6,594,029	$58,838	3.57%
Commercial loans	799,600	9,576	4.74	759,328	8,994	4.69
Consumer loans	121,139	1,430	4.75	126,710	1,781	5.65
Total loans receivable(1)	7,489,684	66,652	3.55	7,480,067	69,613	3.72
MBS(2)	934,464	5,616	2.40	920,419	5,866	2.55
Investment securities(2)(3)	207,541	847	1.63	280,911	1,382	1.97
FHLB stock	101,588	1,207	4.78	99,879	1,714	6.90
Cash and cash equivalents(4)	231,354	59	0.10	105,381	380	1.43
Total interest-earning assets(1)(2)	8,964,631	74,381	3.32	8,886,657	78,955	3.55
Other non-interest-earning assets	499,291			454,687
Total assets	$9,463,922			$9,341,344

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,232,611	199	0.06	$1,107,232	181	0.07
Savings	404,545	69	0.07	365,554	74	0.08
Money market	1,267,535	1,350	0.43	1,208,521	1,981	0.66
Retail/business certificates	2,734,940	13,882	2.04	2,691,029	14,103	2.11
Wholesale certificates	291,292	1,033	1.43	296,828	1,465	1.98
Total deposits	5,930,923	16,533	1.12	5,669,164	17,804	1.26
Borrowings(5)	2,035,637	11,561	2.27	2,176,166	12,483	2.29
Total interest-bearing liabilities	7,966,560	28,094	1.41	7,845,330	30,287	1.55
Other non-interest-bearing liabilities	200,339			183,018
Stockholders' equity	1,297,023			1,312,996
Total liabilities and stockholders' equity	$9,463,922			$9,341,344

Net interest income(6)		$46,287			$48,668
Net interest rate spread(7)(8)			1.91			2.00
Net interest-earning assets	$998,071			$1,041,327
Net interest margin(8)(9)			2.07			2.19
Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.13x

Selected performance ratios:
Return on average assets (annualized)(8)			0.82%			0.18%
Return on average equity (annualized)(8)			6.01			1.30
Average equity to average assets			13.70			14.06
Operating expense ratio(10)			1.11			1.12
Efficiency ratio(8)(11)			51.58			49.05
Pre-tax yield on leverage strategy(12)			—			—

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $14.7 million and $22.2 million for the nine months ended June 30, 2020 and June 30, 2019, respectively, and $11.9 million and $15.0 million for the quarters ended June 30, 2020 and March 31, 2020, respectively.
(4)There were no cash and cash equivalents related to the leverage strategy during the nine months ended June 30, 2020. The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $73.5 million for the nine months ended June 30, 2019.
(5)There were no borrowings related to the leverage strategy during the nine months ended June 30, 2020. Included in this line item, for the nine months ended June 30, 2019, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $76.9 million and interest paid of $1.4 million, at a weighted average rate of 2.36%, and borrowings not related to the leverage strategy with an average outstanding balance of $2.30 billion and interest paid of $40.0 million, at a weighted average rate of 2.32%. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(6)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(7)Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(8)The table below provides a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the small amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Nine Months Ended
	June 30, 2020			June 30, 2019
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.66%	—%	0.66%	1.01%	(0.01)%	1.02%
Return on average equity (annualized)	4.69	—	4.69	7.01	—	7.01
Net interest margin	2.15	—	2.15	2.30	(0.02)	2.32
Net interest rate spread	1.96	—	1.96	2.10	(0.02)	2.12
Efficiency Ratio	49.81	—	49.81	46.68	—	46.68
(9)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(10)The operating expense ratio represents annualized non-interest expense as a percentage of average assets.
(11)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.
(12)The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.